EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of _________ __, 2008, by and between Xcorporeal, Inc. (“Company”) and Kelly McCrann (“Executive”), to become effective the 2nd day of October, 2008 (the “Effective Date”).

RECITALS

A. WHEREAS, Executive has experience and expertise to perform as the Chief Executive Officer of Company, Company has agreed to employ Executive, and Executive has agreed to enter into such employment, on the terms set forth in this Agreement.

B. WHEREAS, Executive acknowledges that this Agreement is necessary for the protection of Company’s investment in its business, good will, products, methods of operation, information, and relationships with its customers and other employees.

C. WHEREAS, Company acknowledges that Executive desires clarification of his compensation, benefits, and other terms of employment.

NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:

AGREEMENT

1. TERM OF AGREEMENT

The term of this Agreement shall begin on the Effective Date and shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5; or (b) two (2) years following the Effective Date (“Term”). In the event Executive ceases to be employed by Company for any reason, Executive shall tender his resignation from all positions he holds with the Company, effective on the date his employment terminates.

2. EMPLOYMENT

2.1 Employment of Executive. Company agrees to employ Executive to render services on the terms set forth herein. Executive hereby accepts such employment on the terms and conditions of this Agreement.

2.2 Position and Duties. Executive shall serve as Chief Executive Officer of Company, reporting to the Company’s Board of Directors (“Board”), and shall have the general powers, duties and responsibilities of management usually vested in that office and such other powers and duties as may be prescribed from time to time by the Board.

2.3 Standard of Performance. Executive agrees that he will at all times faithfully and industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms of this Agreement. Such duties shall be performed at such place or places as the interests, needs, business and opportunities of Company shall require or render advisable.

2.4 Exclusive Service. Executive shall devote substantially all of his business energies and abilities and all of his productive time to the performance of his duties under this Agreement (reasonable absences during holidays and vacations excepted). The Company acknowledges that Executive currently serves as the Chairman of PatientFYI, LLC as well as an independent director of several other non-public companies. The Company agrees that Executive may continue those activities in addition to his responsibilities as Chief Executive Officer.

3. COMPENSATION

3.1 Compensation. During the term of this Agreement, Company shall pay the amounts and provide the benefits described in this Section 3, and Executive agrees to accept such amounts and benefits in full payment for Executive’s services under this Agreement.

3.2 Base Salary. Company shall pay to Executive an annual base salary of $325,000, less applicable taxes, earned and payable in substantially equal installments in accordance with Company’s standard payroll practices. At Company’s sole discretion, Executive’s base salary may be increased, but not decreased, annually.

3.3 Discretionary Bonus. Executive is eligible to receive an annual bonus in the sole discretion of Company, based on Executive achieving designated individual goals and milestones, and the overall performance and profitability of Company. The goals and milestones will be established and reevaluated on an annual basis by mutual agreement of Executive and the Board. Any bonus under this Section 3.3 will be based on a calendar year and shall be paid on or about April 30th of the following year, and in no event later than December 31 of the following year. The first annual bonus, to the extent granted at the sole discretion of Company, shall be prorated based on the Effective Date. The goals and objectives related to the 2008 target bonus shall be established within thirty (30) days of the Effective Date. Executive must be employed as of the last day of the calendar year to which the bonus relates in order to receive any bonus for such year.

3.4 Equity Incentive Plan.

(i) Executive shall be granted options to purchase 700,000 shares of Company’s common stock (the "Initial Grant"), at an exercise price equal to the greater of (a) $1.50 per share or (b) the fair market value of a share of Company common stock on the Effective Date, pursuant to a Stock Option Agreement granted under the provisions of the Company's Stock Incentive Plan (the "Plan"). The option will vest as follows: 25% on the first, second, third, and fourth anniversaries of the Effective Date.

(ii) If Company issues shares to National Quality Care, Inc. ("NQCI") pursuant to its current negotiations with NQCI, Executive shall, upon the date of such issuance to NQCI (the "Grant Date"), be granted an additional option under the Plan to purchase such shares of Company's common stock, at an exercise price equal to the greater of (a) $1.50 per share or (b) the fair market value of a share of Company common stock on the Grant Date, necessary to preserve Executive's ownership percentage of the Company on a fully diluted basis, based upon the ownership percentage determined as of the date of the Initial Grant. The option shall be granted pursuant to a Stock Option Agreement granted under the provision of the Plan, and shall vest as follows: 25% on the first, second, third, and fourth anniversaries of the Grant Date.

(iii) Except as otherwise set forth herein, vesting of options will cease upon the termination of Executive’s employment with Company.

3.5 Fringe Benefits. Upon satisfaction of the applicable eligibility requirements, during the term of his employment, Executive (and his dependents) shall be included in any medical, dental, disability and life insurance, pension and retirement plans and other benefit plans or programs maintained by Company for the benefit of its employees, subject to the terms of such plans and programs.

3.6 Paid Time Off. Executive shall accrue, on a daily basis, a total of four (4) workweeks of paid time off (PTO) per year following the Effective Date, provided, however, that Executive’s accrued and unused PTO may not exceed a total of seven (7) workweeks. Thereafter, Executive will not continue to accrue PTO benefits until he has used enough PTO time to fall below this maximum amount. Any accrued but unused PTO will be paid to Executive, on a pro rata basis, at the time that his employment is terminated. This PTO shall be in addition to normal Company holidays, which shall be determined at the discretion of Company from time to time.

3.7 Relocation. If Executive chooses to relocate his principal residence so that he may reside in closer proximity to the Company's headquarters, the Company shall reimburse Executive for the reasonable packing, shipping, and transportation costs incurred in relocating Executive's and his family's personal effects from his then current home to the area in which the Company then is located, and for any additional costs upon which the Company and Executive then may mutually agree.

3.8 Deduction from Compensation. Company shall deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

4. REIMBURSEMENT OF EXPENSES

4.1 Travel and Other Expenses. Company shall pay to or reimburse Executive for those travel, cell phone, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Executive which Company determines are reasonably necessary for the proper discharge of Executive’s duties under this Agreement and for which Executive submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.

4.2 Liability Insurance. Company shall provide Executive with officers and directors’ insurance, or other liability insurance, consistent with its usual business practices, to cover Executive against all insurable events related to his employment with Company.

4.3 Indemnification. Promptly upon written request from Executive, Company shall indemnify Executive, to the fullest extent under applicable law, for all judgments, fines, settlements, losses, costs or expenses (including attorneys’ fees), arising out of Executive’s activities as an agent, employee, officer or director of Company, or in any other capacity on behalf of or at the request of Company, unless such judgment, fine, settlement, loss, cost or expense is the result of Executive’s gross negligence or misconduct. Such agreement by Company shall not be deemed to impair any other obligation of Company respecting indemnification of Executive otherwise arising out of this or any other agreement or promise of Company or under any statute.

5. TERMINATION

5.1 Termination With Good Cause; Resignation Without Good Reason. Company may terminate Executive’s employment at any time, with or without notice, for Good Cause (as defined below). If Company terminates Executive’s employment for Good Cause, or if Executive resigns without Good Reason (as defined below), Company shall pay Executive his base salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), or required under the terms of any death, insurance or retirement plan, program or agreement provided by Company and to which Executive is a party or in which Executive is a participant. Company shall have no further obligations to Executive under this Agreement or any other agreement, and all unvested options will terminate.

5.2 Termination Without Good Cause; Resignation with Good Reason. Executive shall have the right to terminate his employment with notice and Good Reason and Company shall have the right to terminate Executive’s employment at anytime without Good Cause. If, at anytime prior to the expiration of the Term, Company terminates Executive’s employment without Good Cause, or Executive resigns for Good Reason:

(i) Company shall pay Executive his base salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits mandated under COBRA, or required under the terms of any death, insurance or retirement plan, program or agreement provided by Company and to which Executive is a party or in which Executive is a participant;

(ii) Company shall continue to pay Executive his base salary (at the annual rate in effect at the time of termination) for a period of twelve (12) months following termination (the “Severance Period”), payable in substantially equal installments in accordance with Company’s payroll policy from time to time in effect; and

(iii) If Executive elects COBRA continuation coverage, Company shall pay for such health insurance coverage through the Severance Period at the same rate as it pays for health insurance coverage for its active employees (with Executive required to pay for any employee-paid portion of such coverage). After the Severance Period concludes, Executive shall be responsible for the payment of all premiums attributable to COBRA continuation coverage at the same rate as Company charges all COBRA beneficiaries. Nothing herein provided, however, shall be construed to extend the period of time over which such COBRA continuation coverage otherwise may be provided to Executive and/or his dependents.

To be eligible for the compensation provided for in Sections 5.2(ii) and (iii) above, Executive must sign an agreement acceptable to Company that (a) waives any rights Executive may otherwise have against Company, (b) releases Company from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (c) contains certain other obligations which shall be set forth at the time of the termination. Company shall have no further obligations to Executive under this Agreement or any other agreement.

5.3 Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Executive, in the subjective, good faith opinion of Company, shall:

(i) Commit an act of fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties;

(ii) Breach Executive’s fiduciary duty to Company, including, but not limited to, acts of self-dealing (whether or not for personal profit);

(iii) Breach this Agreement, the Confidentiality Agreement (defined below), or Company’s written Codes of Ethics as adopted by the Board;

(iv) Commit a willful, reckless or grossly negligent violation of any material provision of Company’s written Employee Handbook, or any applicable municipal, state or federal law or regulation;

(v) Fail or refuse (whether willfully, recklessly or negligently) to comply with all relevant and material obligations, assumable and chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder;

(vi) Fail to or refuse to comply with the lawful directives of the Board in the performance of his duties under this Agreement (other than a failure caused by temporary disability); provided, however, that no termination shall occur on that basis unless Company first provides the Executive with written notice to cure. The notice to cure shall reasonably specify the acts or omissions that constitute the Executive’s failure or refusal to perform his duties, and the Executive shall have a reasonable opportunity (not to exceed 10 days after the date of notice to cure) to correct his failure or refusal to perform his duties. Termination under this subsection (vi) shall be effective as of the date of written notice to cure; or

(vii) Be convicted of, indicted for, or enter a plea of guilty or no contest to, a felony or misdemeanor under state or federal law, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude.

5.4 Good Reason. For purposes of this Agreement, a resignation shall be for “Good Reason” if tendered within ninety (90) days of any of the following actions by Company:

(i) Assignment to Executive of duties materially inconsistent with Executive’s status as defined in Section 2.2, or a material reduction in the nature or status of Executive’s responsibilities;

(ii) A material change in the geographic location at which Executive must perform the services hereunder;

(iii) Any other action or inaction that constitutes a material breach of this Agreement by Company; or

(iv) Executive is asked to report to any one other than the Board.

A resignation with Good Reason shall not be effective unless Company is first provided with written notice of the action constituting Good Reason and an opportunity to cure. The notice to cure shall reasonably specify the event or action constituting Good Reason and Company shall have an opportunity of thirty (30) days to remedy such action.

5.5 Death or Disability. To the extent consistent with federal and state law, Executive’s employment, salary, and compensation shall terminate on his death or disability. “Disability” means any health condition, physical or mental, or other cause beyond Executive’s control, that prevents him from performing his duties, even after reasonable accommodation is made by Company, for a period of 180 days within any 360 day period. In the event of termination due to death or Disability, Company shall pay Executive (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination, together with any benefits accrued through the date of termination. Company shall have no further obligations to Executive (or his legal representative) under this Agreement.

5.6 Return of Company Property. Upon the termination of his employment or at any time prior thereto upon the request of Company, Executive shall return to Company all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Company including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Executive’s possession or under Executive’s control. Executive shall not retain any copies or duplicates of such property and all licenses granted to him by Company to use computer programs or software shall be revoked upon the termination of Executive’s employment, unless earlier terminated by Company.

5.7 Compliance with Section 409A. Payments and benefits under this Paragraph 5 shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder. Further, if Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Paragraph 5 shall be delayed for a period of six (6) months following Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.

5.8 Excess Parachute Payments. If Executive would, except for this Section 5.8, be subject to a tax pursuant to Section 4999 of the Code, or any successor provision that may be in effect, as a result of "parachute payments" (as that term is defined in Section 280G(b)(2)(A) and (d)(3) of the Code) made pursuant to this Agreement or pursuant to any plan, program, or policy of Company, or a deduction would not be allowed to Company for all or any part of such payments by reason of Section 280G(a) of the Code, or any successor provision that may be in effect, such payments shall be reduced, eliminated, or postponed in such amounts as are required to reduce the aggregate "present value" (as that term is defined in Section 280G(d)(4) of the Code) of such payments to one dollar less than an amount equal to three times Executive's "base amount" (as that term is defined in Section 280G(b)(3)(a) and (d)(1) and (2) of the Code). To achieve such required reduction in aggregate present value, Executive shall determine what item(s) constituting the parachute payments shall be reduced, eliminated, or postponed, the amount of each such reduction, elimination, or postponement, and the period of each such postponement. To enable Executive to make such determination, Company shall be required to provide Executive with such information as is reasonably necessary for such determination. Prior to the making of any payment under this Agreement, either party may request a determination as to whether such payment would constitute a "parachute payment," and, if so, the amount by which the payment must be reduced in accordance with this Section 5.8. If such a determination is requested, it shall be made promptly, at Company's expense, by tax counsel selected by Company and approved by Executive (which approval shall not unreasonably be withheld), and such determination shall be conclusive and binding on the parties. Company shall provide such information as such counsel may reasonably request, and such counsel may engage accountants or other experts at Company’s expense to the extent that it reasonably deems it necessary to reach a determination.

6. DUTY OF LOYALTY

Other than those activities described in Section 2.4, during the term of his employment, Executive shall not, without the prior written consent of Company, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly competitive with or adverse to the business or welfare of Company, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than 1 % of the capital stock of any other corporation. Otherwise, Executive may make personal investments in any other business so long as these investments do not require him to participate in the operation of the companies in which he invests.

7. CONFIDENTIAL INFORMATION

7.1 Trade Secrets of Company. Executive, during the term of his employment, will develop, have access to and become acquainted with various trade secrets which are owned by Company and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Executive shall not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of his employment or at any time thereafter, except as required in the course of his employment by Company. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Executive or otherwise and whether now existing or prepared at a future time, coming into his possession shall remain the exclusive property of such entities, and shall not be removed, other than for work-related purposes, from the premises where the work of Company is conducted, except with the prior written authorization by Company.

7.2 Confidential Data of Customers of Company. Executive, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Company and of their affiliates. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Executive in any way, either during the term of his employment (except as required in the course of employment by Company) or at any time thereafter.

7.3 Continuing Effect. The provisions of this Section 7 and Sections 8 and 9 of this Agreement shall remain in effect after the Term and/or following the termination of Executive’s employment with Company.

8. NO SOLICITATION

8.1 No Solicitation of Employees. Executive agrees that he will not, during his employment with Company, and for one (1) year thereafter if terminated without Good Cause or with Good Reason or for two (2) years thereafter if his employment terminates for any other reason, encourage or solicit any other employee of Company to terminate his or her employment for any reason, or solicit the service of any other employee of Company (or any individual who was an employee of Company during the year preceding such solicitation), nor will he assist others to do so, nor agree to hire any employee of Company (or an individual who was an employee of Company during the year preceding such hire) into employment with himself or any other person or entity.

8.2 No Solicitation of Customers. Executive agrees that he will not, during his employment with Company, and for one (1) year thereafter if terminated without Good Cause or with Good Reason or for two (2) years thereafter if his employment terminates for any other reason, directly or indirectly call on, or otherwise solicit business from any actual customer or potential customer known by Executive to be targeted by Company, nor will he assist others in doing so, nor will he otherwise interfere in Company’s relationship with any of its customers.

9. INTELLECTUAL PROPERTIES.

To the extent permissible under applicable law, all intellectual properties made or conceived by Executive arising out of or relating to this Agreement or Company’s business during the term of this employment by Company shall be the right and property solely of Company, whether developed independently by Executive or jointly with others. As a condition to his employment, Executive will sign the Company’s standard Executive Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement”).

10. OTHER PROVISIONS

10.1 Compliance With Other Agreements. Executive represents and warrants to Company that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Executive is a party or by which he is bound.

10.2 Injunctive Relief. Executive acknowledges that the services to be rendered under this Agreement and the items described in Sections 6, 7, 8 and 9 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Company in money damages for a breach of such Sections. Accordingly, Executive agrees and consents that if he violates any of the provisions of this Agreement, Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith.

10.3 Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including all attorneys’ fees.

10.4 Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Executive represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Executive has not relied upon any advice from Company and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Executive further acknowledges that Company has not made any representations to him with respect to tax issues.

10.5 Nondelegable Duties. This is a contract for Executive’s personal services. The duties of Executive under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Executive during his life.

10.6 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

10.7 Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved either in federal or state court in Los Angeles, California.

10.8 No Jury. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to a jury trial.

10.9 No Punitive Damages. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to seek punitive damages in connection with said dispute.

10.10 Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

10.11 Binding Effect. The rights and obligations of Company under this Agreement shall be binding upon and inure to the benefit of its successors and assigns.

10.12 Notice. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of Executive, or to its principal office in the State of California, marked “Attention: Chairman” in the case of Company.

10.13 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.14 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

10.15 Entire Agreement. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:

Kelly McCrann

COMPANY: XCORPOREAL, INC.

By
Terren S. Peizer
Its Chairman